Exhibit 99.1

DARA BIOSCIENCES ANNOUNCES AT-THE-MARKET COMMON STOCK
SALES PROGRAM

RALEIGH, N.C., August 19, 2013 – DARA BioSciences, Inc. (NASDAQ: DARA), a specialty pharmaceutical company focused on the commercialization of its complementary product portfolio of oncology and oncology supportive care products, announced today that it has entered into an “At-the-Market” (“ATM”) Sales Agreement, dated August 19, 2013, with BTIG, LLC (“BTIG”).  Pursuant to the agreement the Company may sell from time to time, under its effective registration statement on Form S-3, up to $2.73 million in aggregate offering price of its common stock, par value $0.01, per share through BTIG, acting as sales agent.  The ATM places no restrictions on DARA’s ability to enter into and consummate other equity and debt financing transactions.

The Company intends to use the net proceeds to fund expenses related to the commercialization of its complementary portfolio of oncology and oncology supportive care pharmaceutical products, including expenses for the commercial activities related to Soltamox®, Gelclair®, and Bionect® and for working capital, business development and other general corporate purposes.

Sales in the ATM offering will be made pursuant to a “shelf” registration statement that the Company previously filed with the Securities and Exchange Commission (“SEC”) and which became effective on April 19, 2011.  A prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC.  Electronic copies of the prospectus supplement and accompanying prospectus relating to the ATM offering may be obtained from the SEC’s website at http://www.sec.gov or from BTIG, LLC, 825 Third Avenue, 6th Floor, New York, NY 10022, Attention: Kathleen Carney, or via telephone at (415) 248-5532 or e-mail at kcarney@btig.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor may there be any sale of DARA’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.

About DARA BioSciences, Inc.

DARA is a specialty pharmaceutical company focused on the commercialization of its complementary product portfolio of oncology and oncology supportive care products.

DARA increased its focus in oncology through its January 2012 acquisition of Oncogenerix, Inc., which holds the exclusive U.S. marketing rights to Soltamox®, a novel oral liquid formulation of tamoxifen citrate, which is widely used in the treatment and prevention of breast cancer. Soltamox is the only FDA-approved oral liquid version of tamoxifen citrate and fulfills an important clinical need for patients who prefer a liquid formulation or cannot tolerate existing solid tablet formulations of this drug. DARA has exclusive U.S. rights to Soltamox through a license from Rosemont Pharmaceuticals, Ltd.

In June 2012, DARA launched its first product, Bionect®, a topical treatment for skin irritation and burns associated with radiation therapy. DARA has rights to market Bionect in the US oncology/radiology markets under license from Innocutis. Soltamox was launched formally as DARA’s second commercial product in December 2012, coincident in timing with the 35th Annual San Antonio Breast Cancer Symposium. In late April, 2013, DARA launched its third product, Gelclair®, an FDA-cleared product for the treatment of oral mucositis for which DARA also has exclusive U.S. commercial rights through a license from Helsinn Group in Switzerland.

DARA also has a clinical development asset, KRN5500, which is a Phase 2 product candidate targeted for treating cancer patients with painful treatment-refractory chronic chemotherapy-induced peripheral neuropathy (CCIPN). This product is an excellent fit with DARA's strategic oncology focus, has successfully completed a Phase 2a clinical trial, and has been designated a Fast Track Drug by the FDA. DARA has created an improved, potentially commercializable formulation of this drug and is in active partnering discussions regarding further clinical development. DARA has also submitted an Orphan Drug Application to the FDA for the use of this drug in painful treatment-refractory CCIPN.

For more information please visit our web site at www.darabio.com.

Safe Harbor Statement
All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements include risks and uncertainties relating to DARA's ability to timely commercialize and generate revenues or profits from Bionect®, Soltamox®, Gelclair® or other products and DARA's lack of history as a revenue-generating company, FDA and other regulatory risks relating to DARA's ability to market Bionect, Soltamox, Gelclair or other products in the U.S. or elsewhere, DARA's current cash position and its need to raise additional capital in order to be able to continue to fund its operations, the current regulatory environment in which DARA sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property and the intellectual property of others, the potential delisting of DARA's common stock from the NASDAQ Capital Market, risks and uncertainties relating to DARA's ability to successfully integrate Oncogenerix and other risk factors identified in DARA’s Annual Report on Form 10-K filed the SEC on March 28, 2013 and in DARA’s periodic filings with the SEC. Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

Investor contact	Media contact:
Jenene Thomas	David Connolly or Samantha Stenbeck
DARA BioSciences	LaVoie Group
908-938-1475	617-374-8800
jthomas@darabio.com	dconnolly@lavoiegroup.com
sstenbeck@lavoiegroup.com

Source:  DARA BioSciences, Inc.

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